The Illington Funds December 14, 2006 Page #

SEYFARTH SHAW LLP

Writer’s direct phone

(312) 460-5000

December 18, 2006

The Illington Funds

427 Bedford Road

Suite 230

Pleasantville, New York 10570

Re:

The Illington Funds, Securities Act Registration No. 333-05208

Dear Ladies and Gentlemen:

We have acted as counsel for The Illington Funds (the “Trust”) in connection with the registration under the Securities Act of 1933 (the “Act”) of an indefinite number of shares (the “Shares”) of beneficial interest of the series of the Trust designated Illington OPTI-flex® Fund and Illington Long-Short Equity Fund (together, the “Funds”) in registration statement no. 333-05208 on Form N-1A (the “Registration Statement”).

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction as originals, of such documents, corporate and other records, certificates, prior legal opinions, and other papers as we deemed it necessary to examine for the purpose of this opinion, including the declaration of trust (the “Trust Agreement”), bylaws of the Trust, actions of the board of trustees of the Trust authorizing the issuance of Shares of the Funds and the Registration Statements.

Based on the foregoing examination, we are of the opinion that upon the issuance and delivery of the Shares of the Funds in accordance with the Trust Agreement and the actions of the board of trustees authorizing the issuance of the Shares, and the receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,

/s/ SEYFARTH SHAW LLP

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